As filed with the Securities and Exchange Commission on May 22, 2006

Registration No. 333-119338

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

Under

the Securities Act of 1933

GRANT PARK FUTURES FUND LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Illinois	6799	36-3596839
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Dearborn Capital Management, L.L.C.

555 West Jackson Boulevard, Suite 600

Chicago, Illinois 60661

312-756-4450

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Copies to:

David M. Kavanagh Grant Park Futures Fund Limited Partnership c/o Dearborn Capital Management, L.L.C. 555 West Jackson Boulevard, Suite 600 Chicago, Illinois 60661 312-756-4450	Jennifer Durham King, Esq. Vedder, Price, Kaufman & Kammholz, P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois, 60601 312-609-7500
(name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this registration statement also relates to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-113297 declared effective on April 1, 2004) and constitutes Post-Effective Amendment No. 4 to the previously filed Registration Statement on Form S-1 (Registration No. 333-113297).

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The general partner will continue to advance Grant Park’s organization and offering expenses, as described in the prospectus, for which it will be reimbursed by Grant Park in monthly installments throughout the offering period at a rate of up to 1.0% per annum of the average month-end net assets of Grant Park. Offering expenses related to the initial offering and the continuing offering prior to the date of the prospectus included in this Registration Statement have been incurred. Such expenses are not reflected in the figures below. Grant Park has borne, and will continue to bear, all ongoing operating expenses subject to a maximum charge for such expenses of 0.25% of the average net assets of Grant Park per year. The following is an estimate of the offering expenses for the next twelve-month period:

Amount
Blue Sky expenses	$100,000
Accountants’ fees and expenses	50,000
Legal fees and expenses	175,000
Printing expenses	75,000
Miscellaneous expenses	50,000

Total	$450,000

Item 14.	Indemnification of Directors and Officers

Article X of the registrant’s Third Amended and Restated Limited Partnership Agreement (attached as Appendix A to the prospectus which forms a part of this Registration Statement) provides that the registrant will indemnify and hold harmless the general partner and its members, directors, officers, employees and agents from and against any loss, expense or other liability (including reasonable attorneys’ fees and expenses) incurred by them by reason of any act performed or omission by them on behalf of the registrant, provided that: (1) the general partner has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the registrant, (2) the general partner was acting on behalf of, or performing services for, the registrant, and (3) the loss or liability was not the result of negligence or misconduct by the general partner or its affiliates. Grant Park may only advance funds to the general partner and/or its members, directors, officers, employees and agents under this indemnity if (a) the legal action relates to acts or omissions relating to the performance of duties or services on behalf of Grant Park, (b) the legal action is initiated by someone other than a limited partner, or if initiated by a limited partner, the court approves the advance, and (c) the general partner and/or its members, directors, officers, employees and agents, as the case may be, agree to reimburse Grant Park for the amount of the advance plus interest if the legal action is subsequently deemed not to give rise to indemnification. Any indemnification of the general partner is recoverable only from the assets of the registrant and not from the limited partners. Nevertheless, the registrant shall not indemnify the general partner for any loss, expense or other liability arising from an alleged violation of federal or state securities laws unless the indemnification complies with the requirements for indemnification set forth in the NASAA Guidelines.

No indemnity by the registrant will increase the liability of any limited partner beyond the amount of the limited partner’s capital contribution and profits, if any, in the registrant.

Item 15.	Recent Sales of Unregistered Securities

From its formation through February 28, 2003, the registrant issued and sold its limited partnership interests in an offering exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Similar reliance has been placed on available exemptions from securities qualification requirements under applicable state securities laws. The recipients of securities in such offering made representations as to their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, as to their ability to hold such securities indefinitely and generally, as to their qualification as accredited investors under the Securities Act and Regulation D promulgated thereunder. Further, such securities were restricted as to their transferability.

Limited partnership interests sold pursuant to these exemptions totaled approximately $4.2 million in 2003 and $2.5 million in 2002. The registrant added approximately 132 new limited partners between 2002 and February 28, 2003.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

1.1	Form of Selling Agreement among the registrant, Dearborn Capital Management, L.L.C. and the lead selling agents.(3)

1.2	Form of Additional Selling Agent Agreement among the registrant, Dearborn Capital Management, L.L.C. and the additional selling agents.(3)

3.1	Third Amended and Restated Limited Partnership Agreement of the registrant (attached to the prospectus as Appendix A).(1)

3.2	Certificate of Limited Partnership of the registrant.(3)

5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C. relating to the legality of the units.(2)

8.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C. with respect to federal income tax consequences.(1)

10.1	First Amended and Restated Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Rabar Market Research, Inc.(3)

10.2	First Amended and Restated Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and EMC Capital Management, Inc.(3)

10.3	First Amended and Restated Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Eckhardt Trading Company.(3)

10.4	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Graham Capital Management, L.P.(3)

10.5	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Winton Capital Management Limited.(2)

10.6	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Saxon Investment Corporation.(2)

10.7	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Welton Investment Corporation.(4)

10.8	Subscription Agreement and Power of Attorney (attached to the prospectus as Appendix B).(1)

10.9	Request for Redemption Form (attached to the prospectus as Appendix D).(1)

23.1	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibits 5.1 and 8.1).

23.2	Consent of McGladrey & Pullen LLP.(1)

(1)	Previously filed.
(2)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-119338) and incorporated herein by reference.
(3)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-104317) and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 and incorporated herein by reference.

(b)	Financial Statement Schedules

Financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.	Undertakings

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 22nd day of May, 2006.

GRANT PARK FUTURES FUND LIMITED PARTNERSHIP

By: Dearborn Capital Management, L.L.C. its general partner

By:	/s/ David M. Kavanagh
David M. Kavanagh President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in their capacities as officers of Dearborn Capital Management, L.L.C., the general partner of the registrant on May 22, 2006.

Signature	Title

/s/ David M. Kavanagh David M. Kavanagh	President (principal executive officer)

/s/ Maureen O’Rourke Maureen O’Rourke	Chief Financial Officer (principal financial and accounting officer)

/s/ Efim Tkatchew Efim Tkatchew	Chief Operating Officer

S-1

EXHIBIT INDEX

Exhibit	Description
1.1	Form of Selling Agreement among the registrant, Dearborn Capital Management, L.L.C. and the lead selling agents.(3)

1.2	Form of Additional Selling Agent Agreement among the registrant, Dearborn Capital Management, L.L.C. and the additional selling agents.(3)

3.1	Third Amended and Restated Limited Partnership Agreement of the registrant (attached to the prospectus as Appendix A).(1)

3.2	Certificate of Limited Partnership of the registrant.(3)

5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C. relating to the legality of the units.(2)

8.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C. with respect to federal income tax consequences.(1)

10.1	First Amended and Restated Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Rabar Market Research, Inc.(3)

10.2	First Amended and Restated Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and EMC Capital Management, Inc.(3)

10.3	First Amended and Restated Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Eckhardt Trading Company.(3)

10.4	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Graham Capital Management, L.P.(3)

10.5	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Winton Capital Management Limited.(2)

10.6	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Saxon Investment Corporation.(2)

10.7	Advisory Contract among the registrant, Dearborn Capital Management, L.L.C. and Welton Investment Corporation.(4)

10.8	Subscription Agreement and Power of Attorney (attached to the prospectus as Appendix B).(1)

10.9	Request for Redemption Form (attached to the prospectus as Appendix D).(1)

23.1	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibits 5.1 and 8.1).

23.2	Consent of McGladrey & Pullen LLP.(1)

(1)	Previously filed.
(2)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-119338) and incorporated herein by reference.
(3)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-104317) and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 and incorporated herein by reference.